Exhibit 10.3
ARBITRON INC.
FORM OF EXECUTIVE RETENTION AGREEMENT
     THIS EXECUTIVE RETENTION AGREEMENT is entered into as of August 26, 2008 (the “Effective Date”), by and between Arbitron Inc., a Delaware corporation (the “Company ”), and                      (the “Executive”). This Agreement amends and supersedes the Executive Retention Agreement between the Company and the Executive dated November 9, 2001, as further amended May 24, 2006. This Agreement is effective only with respect to an employment cessation under Sections 2.1 through 2.4, a Leadership Change, or a Change of Control that occurs after the Effective Date and on or before August 25, 2013 (the “Agreement Expiration Date”).
     WHEREAS, the Executive is currently employed by the Company and is an executive officer of the Company;
     WHEREAS, the Company has implemented a severance program for executive officers and wishes to document under this Agreement the provisions applicable to the Executive in the event of his or her termination of employment;
     WHEREAS, in addition, the Company recognizes that a Change of Control or Leadership Change may result in material alteration or diminishment of the Executive’s position and responsibilities and substantially frustrate the purpose of Executive’s commitment to the Company and forbearance of career options, and has determined therefore to provide enhanced severance and other benefits in the event of a Change of Control or Leadership Change; and
     WHEREAS, the parties wish to replace any and all prior agreements and undertakings with respect to the Executive’s termination of employment, non-competition, non-recruitment, and non-disparagement obligations, and Change of Control occurrences and compensation, other than the agreements governing the Executive’s equity participation in the Company (as the same are modified by Section 2.5(a)(iii), Section 3, and Section 6 of this Agreement).
     NOW THEREFORE, in consideration of the Executive’s acceptance of and continuance in Executive’s employment, the parties agree to be bound by the terms contained in this agreement as follows:
          1. “At-Will” Employment. The Company may terminate the Executive’s employment at any time for any reason pursuant to a Notice of Termination. The Executive may terminate his or her employment with the Company at any time for any reason pursuant to a Notice of Termination. If the Executive dies while still an employee of the Company, the Executive’s death shall be a termination of employment from the Company. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.1 below. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Company’s notice shall be given in writing by the Chief Executive Officer. Termination of the Executive’s employment shall take effect on the Date of Employment Termination, the setting of which shall require the minimum notice period described under the definition of “Date of Employment Termination.”

          2. Compensation Upon Termination.
               2.1. Death. Except as provided in Section 2.5, if the Executive’s employment is terminated as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Employment Termination. The payments contemplated by this Section 2.1 shall be paid at the time they are due in accordance with the regular payroll schedule, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.
               2.2. Disability. Except as provided in Section 2.5, if the Company terminates the Executive’s employment because of the Executive’s Disability, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Employment Termination. The payments contemplated by this Section 2.2 shall be paid at the time they are due in accordance with the regular payroll schedule, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the base salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.
               2.3. By the Company for Cause or by the Executive Other than for Position Diminishment. Except as provided in Section 2.5, if the Executive’s employment with the Company is terminated in accordance with this Section 2.3, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Employment Termination. The Executive’s termination is covered by this Section 2.3 (i) if the Executive voluntarily terminates his or her employment other than during the Window Period as described in Section 2.5 or for Position Diminishment, or (ii) if the Company terminates the Executive’s employment for Cause. The payments contemplated by this Section 2.3 shall be paid at the time such payments are due in accordance with the regular payroll schedule, and the Company shall have no further obligations to the Executive under this Agreement.
               2.4. By the Company other than for Cause or by the Executive for Position Diminishment. Except as provided in Section 2.5, if the Company terminates the Executive’s employment other than for Cause or Disability or the Executive resigns as a result of Position Diminishment, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Employment Termination, plus the following amounts:
                    (a) Severance Amount. The Executive shall receive a severance payment equal to the sum of (i) 18 times the Executive’s Reference Compensation and (ii) the product of (x) [0.40][0.45] [0.50][0.55] times the Executive’s Annual Salary divided by twelve and (y) the number of full months elapsed in the calendar year before the Executive’s Date of Employment Termination. This severance payment amount shall be paid in a lump sum, within 90 days following the Executive’s Date of Employment Termination in accordance with Section 7.2; provided, however, that the severance payment amount shall not be paid prior to the Company’s receipt of a duly executed Waiver and Release Agreement that is not revoked during the applicable regulatory revocation period and, if the 90th day is in the calendar year following the Date of Employment Termination, not before the first day of that subsequent calendar year.

                    (b) Health and Welfare Benefits Continuation. Commencing on his or her Date of Employment Termination, and except as next provided, for the duration of the Benefit Continuation Period, the Executive shall be entitled to receive from the Company the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to his or her Date of Employment Termination, if and to the extent such coverage is available from the Company’s benefit plans with respect to former employees (such as through continuation of health coverage for 18 months). If and to the extent such coverage is not available or ceases (such as through expiration of the continued health coverage), the Company shall take commercially reasonable steps to arrange for coverage under individual or conversion policies and shall, in any event, pay as premiums (or to Executive if coverage cannot reasonably be obtained), the same dollar level of premiums as it paid for Executive as an active employee, with the premium payments grossed up for taxes to the extent that providing the coverage post-employment under an employer’s insured plan would be tax free if such coverage were available. With respect to any particular benefit, the benefit’s continuation described in this paragraph shall end earlier than the end of the Benefit Continuation Period if the Executive (or in the case of dependent coverage, the Executive’s dependent), becomes eligible for the benefit under a plan, program or arrangement of a subsequent employer that provides the same type of benefit.
                    (c) Outplacement. Commencing on his or her Date of Employment Termination, the Company shall reimburse expenses reasonably incurred by the Executive in securing outplacement services through a professional person or entity of the Company’s choice, at a level commensurate with the Executive’s position, during the Benefit Continuation Period, provided that the cost therefor to the Company shall not exceed $50,000 nor extend beyond the earlier to occur of (i) the end of the Executive’s second taxable year following the taxable year in which the termination date occurs and (ii) the date on which the Executive commences other full time employment. The Company shall reimburse the Executive for any such permitted expenses on or before the end of the Executive’s third taxable year following the taxable year in which the termination date occurs.
                    (d) The Executive may only resign as a result of a Position Diminishment under this Section 2.4 if (i) the Date of Position Diminishment occurs outside a Window Period; and (ii) he or she (x) provides notice to the Company within 90 days following the Date of Position Diminishment that he or she considers the Position Diminishment to be grounds to resign; (y) provides the Company a period of 30 days to cure the Position Diminishment, and (z) actually ceases employment, if the Position Diminishment is not cured, by six months following the Date of Position Diminishment.
               2.5. Termination During Window Period Following a Change of Control or Leadership Change.
                    (a) If the Executive’s employment with the Company terminates (x) during a Window Period, or (y) on or before the Position Diminishment Termination Date (as defined in Section 2.5(b)), other than by (i) a termination by the Company for Cause, (ii) the Executive’s resignation other than for Position Diminishment, or (iii) the Executive’s death or Disability, the Executive shall be entitled to payment of the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Employment Termination, plus the following amounts and benefits:

                         (i) Severance Amount. The Executive shall receive a severance payment equal to the sum of (i) 24 times the Executive’s Reference Compensation and (ii) the product of (x) [0.40][0.45] [0.50][0.55] times the Executive’s Annual Salary divided by twelve and (y) the number of full months elapsed in the calendar year before the Executive’s Date of Employment Termination. This payment shall be paid in a lump sum within 90 days following the Executive’s Date of Employment Termination in accordance with Section 7.2; provided, however, that the severance payment amount shall not be paid prior to the Company’s receipt of a duly executed Waiver and Release Agreement that is not revoked during the applicable regulatory revocation period and, if the 90th day is in the calendar year following the Date of Employment Termination, not before the first day of that subsequent calendar year.
                         (ii) Health and Welfare Benefits Continuation; Outplacement. The Executive shall have the benefits specified in Sections 2.4(b) and (c), extended where permissible under the terms of the plans or applicable law, for the longer Benefit Continuation Period applicable under Section 2.5.
                         (iii) Special Vesting Rules for New Stock Incentives. Notwithstanding any contrary provision of the Arbitron Inc. 1999 Stock Incentive Plan (the “1999 Plan”) or the Arbitron 2008 Equity Compensation Plan (the “2008 Plan,” and, with the 1999 Plan, the “Plans”) and notwithstanding any contrary provision in an award agreement under the Plans, the Executive’s awards under the Plans granted on or after June 1, 2008 and before the Agreement Expiration Date (including, but not limited to, the Executive’s stock option and restricted stock awards, if any) shall fully and immediately vest upon a cessation of employment described in Section 2.5(a), provided that the Board shall have the right to suspend exercises or sales with respect to such equity compensation pending satisfaction of the release requirement in Section 4. This Section 2.5(a)(iii) shall not be changed or otherwise modified without the written consent of the Executive.
                    (b) The Executive may only resign as a result of a Position Diminishment under this Section 2.5 if (i) the Date of Position Diminishment occurs during the Window Period; and (ii) he or she (x) provides notice to the Company within 90 days following the Date of Position Diminishment that he or she considers the Position Diminishment to be grounds to resign; (y) provides the Company a period of 30 days to cure the Position Diminishment, and (z) actually ceases employment, if the Position Diminishment is not cured, by the later to occur of: (1) six months following the Date of Position Diminishment and (2) the end of the Window Period (the “Position Diminishment Termination Date”).
          3. Vesting Rule for Prior Stock Incentives. Notwithstanding any contrary provision of the Plans and notwithstanding any contrary provision in an award agreement under the Plans, the Executive’s awards under the Plans received before May 31, 2008 (including, but not limited to, the Executive’s stock option and restricted stock awards, if any) shall fully and immediately vest if a Change of Control occurs, without regard to whether the Executive’s employment ends (unless the equity incentive cannot be so accelerated under Section 409A because the event that falls within the definition of Change of Control is not within Section 409A’s definition of “change in control,” in which case acceleration will occur only in accordance with Section 2.5(a)), provided that the Board shall have the right to suspend exercises or sales with respect to such equity compensation pending satisfaction of the release requirement in Section 4. This Section 3 shall not be changed or otherwise modified without the written consent of the Executive.

          4. Waiver and Release Agreement. In consideration of the severance payments described in Section 2.4 or Section 2.5 and the acceleration provided in Section 3, to which severance payments and acceleration the Executive would otherwise not be entitled, and as a pre-condition to the Executive becoming entitled to such severance payments or accelerations under this Agreement, the Executive agrees to execute at the time of Executive’s termination (and/or acceleration event under Section 3) a Waiver and Release Agreement in exactly the form provided to the Executive by the Company without alteration or addition (the “Waiver and Release Agreement”), attached hereto as Exhibit A , the terms and conditions of which are specifically incorporated herein by reference (with such modifications as the Company determines appropriate if Section 3 applies but Section 2.5 does not).
          5. Certain Additional Payments by the Company.
               (a) Notwithstanding anything in this Agreement to the contrary and except as set forth in this Section 5, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 ) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest or penalties imposed with respect to such taxes) imposed upon the Payments. The Gross-Up Payment provided for in this Section 5 shall be made upon the earlier of (a) the payment to the Executive of any Payment or (b) the imposition upon the Executive, or any payment by the Executive, of any Excise Tax; provided that all such Gross-Up Payments shall be made prior to the end of the Executive’s taxable year next following the taxable year in which the taxes are remitted to the taxing authority.
               (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s external auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
                    (i) give the Company any information reasonably requested by the Company relating to such claim,
                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by attorneys reasonably selected by the Company,
                    (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
                    (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; further provided, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c) ) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          6. Non-Competition, Non-Recruitment, and Non-Disparagement.
               6.1. General. The parties hereto recognize and agree that (a) the Executive is a senior executive of the Company and is a key executive of the Company, (b) the Executive has received, and will in the future receive, substantial amounts of the Company’s confidential information, (c) the Company’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by the Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential information. In light of these considerations, this Section 6 sets forth the terms and conditions of the Executive’s obligations of non-competition, non-recruitment and non-disparagement during and subsequent to the termination of this Agreement and/or the cessation of the Executive’s employment for any reason.
               6.2. Non-Competition.
                    (a) Unless the obligation is waived or limited by the Company in accordance with subsection (b) of this Section 6.2, the Executive agrees that during employment and for the longest of 12 months following the cessation of employment for any reason not covered by Section 2.4 or 2.5, 18 months if Section 2.4 applies, and 24 months if Section 2.5 applies (“Non-Compete Period”), the Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company’s business as conducted as of the date of such termination of employment or with any part of the Company’s contemplated business with respect to which the Executive has confidential information. For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), “the Company’s business” shall include business conducted by the Company or its affiliates and any partnership or joint venture in which the Company or its affiliates is a partner or joint venturer; provided that, “affiliate” as used in this sentence shall not include any entity in which the Company has ownership of less than one third (1/3) of the voting equity.

                    (b) At its sole option the Company may, by written notice to the Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which the Executive cannot engage in competitive activity.
                    (c) During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity that offers competitive products or services, the Executive shall give 30 days’ prior written notice to the Company. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. The Company’s failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of the Company’s rights under this Section 6.
                    (d) In the event the Executive fails to provide notice to the Company pursuant to subsection (c) of this Section 6.2 and/or in anyway violates its non-competition obligation pursuant to Section 6.2, the Company may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity, without the requirement to post a bond, and the Executive shall be deemed to have expressly waived any rights he or she may have had to payments under Sections 2.4 or 2.5 or acceleration under Section 3.
               6.3. Non-Recruitment. During employment and for a period of 12 months following cessation of employment for any reason, the Executive will not initiate or actively participate in any other employer’s recruitment or hiring of the Company’s employees.
               6.4. Non-Disparagement. The Executive will not, during the term or after the termination or expiration of this Agreement or the Executive’s employment, make disparaging statements, in any form, about the Company, its officers, directors, agents, employees, products or services that the Executive knows, or has reason to believe, are false or misleading.
               6.5. Survival. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive’s employment.
          7. Miscellaneous.
               7.1. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Arbitron Inc.
9705 Patuxent Woods Drive
Columbia, MD 21046
Attention: Office of Chief Legal Officer

If to the Executive:	At his or her last address on file with the Company
or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

               7.2. Tax Withholding; Section 409A Compliance. All payments under this Agreement are subject to any required tax or other withholdings. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to the Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
               7.3. Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that performance of all the terms of this Agreement and the Waiver and Release Agreement will not breach any similar agreement. Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.
               7.4. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
               7.5. Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 2 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
               7.6. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization to a successor entity. In connection with a transaction described in item (ii) of the preceding sentence under which the Executive’s employment is transferred to a successor in the transaction, the Company’s failure to obtain the agreement of its successor to perform the Company’s obligations under this Agreement shall be treated as a termination by the Company without Cause and during the Window Period following a Change of Control under Section 2.5 of this Agreement and under the Executive’s Company equity agreements provided that the Executive’s employment ends in accordance with such nonassignment.

               7.7. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
               7.8. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
               7.9. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
               7.10. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (but not including the choice of law rules thereof).
               7.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS RELEASE OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO THE EXECUTIVE’S EMPLOYMENT, OR COVERED BY THE ATTACHED RELEASE.

               7.12. Entire Agreement. This Agreement, the Waiver and Release Agreement, and any agreements entered into in connection with the Executive’s equity participation in the Company (as modified by Sections 2.5(a)(iii) and 3 of this Agreement) constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.
               7.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
               7.14. No Right to Continued Employment. Nothing in this Agreement shall be deemed to give the Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.
               7.15 Further Effect of Termination on Board and Officer Positions. If Executive’s employment ends for any reason, Executive agrees that he/she will cease immediately to hold any and all officer or director positions he then has with the Company or any affiliate, absent a contrary direction from the Board of Directors of the Company (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended), except to the extent that Executive reasonably and in good faith determines that ceasing to serve as a director would breach his/her fiduciary duties to the Company. Executive hereby irrevocably appoints the Company to be his/her attorney to execute any documents and do anything in his name to effect his/her ceasing to serve as a director and officer of the Company and any subsidiary, should he/she fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.
               7.16. No Mitigation. The Executive is not required to mitigate the payments under this Agreement by seeking other employment or otherwise, and the Company will not offset its obligations under this Agreement to reflect compensation he/she receives from other employers or service recipients.
               7.17. Definitions.
                    “Annual Salary” means the greatest of the annual rate of the Executive’s base salary from the Company and its subsidiaries in effect as of the date of this Agreement, immediately prior to the Date of Employment Termination, or, if applicable, immediately prior to the first day of the Window Period..
                    “Benefit Continuation Period” means the applicable 18 or 24 month period upon which the Executive’s severance payment under Section 2.4 or 2.5 is based, treating the period as though it runs from the Date of Employment Termination.
                    “Cause” means (i) fraud; (ii) misrepresentation; (iii) theft or embezzlement of assets of the Company; (iv) intentional violations of law involving moral turpitude; (v) material failure to follow the Company’s conduct and ethics policies; and/or (vi) the continued failure by the Executive to attempt in good faith to perform his or her duties as reasonably assigned by the Chief Executive Officer to the Executive for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged the Executive has not attempted in good faith to perform such duties.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
                    “Change of Control” means any of the following events:
                    (i) a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving Company immediately following the effective date of such merger or consolidation;
                    (ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 51% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;
                    (iii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert if such acquisition is not approved by the Board of Directors of the Company prior to any such acquisition; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;
                    (iv) the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;
                    (v) the liquidation of the Company; or
                    (vi) a change in the composition of the Board at any time during any consecutive 24-month period such that the “Continuity Directors” cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (A) were directors at the beginning of such consecutive 24-month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.
                    “Date of Employment Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date immediately following the Notice of Termination; (iv) if the Executive’s employment is terminated by the Company, 30 days after the Notice of Termination; or (v) if the Executive voluntarily terminates his or her employment, the date 21 days after the Notice of Termination. Nothing in this provision shall prevent the Company from immediately removing the Executive from his or her position.

                    “Date of Position Diminishment” means the effective date of the Executive’s Position Diminishment.
                    “Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by the Chief Executive Officer in his or her sole discretion, which inability shall continue for more than three consecutive months; provided, however, that the Executive does not hereby waive any rights under the Americans with Disabilities Act or other applicable law.
                    “Leadership Change” means Stephen B. Morris ceases to be Chief Executive Officer of the Company.
                    “Position Diminishment” means (i) a change in the Executive’s reporting responsibilities, titles, duties, or offices as in effect immediately prior to a Leadership Change or a Change of Control (or, for purposes of Section 2.4, as in effect as of the date of this Agreement), or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, that has the effect of materially diminishing Executive’s responsibility, duties, or authority, (ii) a relocation of the Executive’s principal place of employment to a location more than 25 miles from its then current location and that increases the distance from Executive’s primary residence by more than 25 miles, or (iii) a material reduction in the Executive’s Annual Salary.
                    “Reference Compensation” means [1.40][1.45][1.50][1.55] times the Executive’s Annual Salary divided by twelve.
                    “Window Period” means the one-year period commencing on the date of a Leadership Change or a Change of Control. Furthermore, only the first Change of Control shall be counted in determining whether there is a Window Period, and, as a result, while there could be more than one Window Period (given the occurrence of a Leadership Change), there will not be multiple Window Periods under this Agreement triggered by Changes of Control.
               IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first herein above written.

ARBITRON INC.	EXECUTIVE:

By:

Name:

Title:

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